Exhibit 5.1

December 7, 2005

Adobe Systems Incorporated

345 Park Avenue

San Jose, CA  95110

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Adobe Systems Incorporated (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 15,828,811 shares of the Company’s Common Stock, $.0001 par value per share (the “Shares”), pursuant to the Company’s 2005 Equity Incentive Assumption Plan, the Allaire Corporation 1997 Stock Incentive Plan, the Allaire Corporation 1998 Stock Incentive Plan, the Allaire Corporation 2000 Stock Incentive Plan, the Andromedia, Inc. 1996 Stock Option Plan, the Andromedia, Inc. 1997 Stock Option Plan, the Andromedia, Inc. 1999 Stock Plan, the ESI Software, Inc. 1996 Equity Incentive Plan, the eHelp Corporation 1999 Equity Incentive Plan, the Blue Sky Software Corporation 1996 Stock Option Plan, the Bright Tiger Technologies, Inc. 1996 Stock Option Plan, the Live Software, Inc. 1999 Stock Option/Stock Issuance Plan, the Macromedia, Inc. 1999 Stock Option Plan, the Macromedia, Inc. 1993 Directors Stock Option Plan, the Macromedia, Inc. 1992 Equity Incentive Plan, the Macromedia, Inc. 2002 Equity Incentive Plan, the Middlesoft, Inc. 1999 Stock Option Plan and Special Option Grants to Certain Individuals Pursuant to Written Option Agreements (each, a “Plan” and collectively, the “Plans”).  In connection with this opinion, I have examined the Registration Statement and related Prospectuses, the Company’s Restated Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion.  I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stuart Fagin

Stuart Fagin, Esq.
Associate General Counsel